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                                                                  EXECUTION COPY


                                                                 Exhibit 4(ii).5






                                 OHM CORPORATION

                                 --------------

                          Second Supplemental Indenture

                            dated as of June 11, 1998
                               ------------------


                                with respect to:



                                   $57,500,000
              8% Convertible Subordinated Debentures Due October 1,
                        2006 Issued as of October 1, 1986



                     United States Trust Company of New York

                                   as Trustee


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         SECOND SUPPLEMENTAL INDENTURE dated as of June 11, 1998 (this
"Supplemental Indenture") among OHM CORPORATION, an Ohio corporation (the "Company"), INTERNATIONAL TECHNOLOGY CORPORATION, a Delaware corporation ("ITC"), and UNITED STATES TRUST COMPANY OF NEW YORK, a banking company organized under the laws of the State of New York, as trustee (the "Trustee") for the Company's 8% Convertible Subordinated Debentures Due October 1, 2006 (the "Securities").

                                    Recitals

         A. The Company, as successor in interest to Environmental Treatment and Technologies Corp., is party to an Indenture dated as of October 1, 1986, as amended by the First Supplemental Indenture thereto dated as of May 20, 1994 (as so amended, the "Indenture"), under which Securities in the aggregate principal amount of $57,500,000 were issued. Securities in the aggregate principal amount of $47,600,000 are outstanding on the date of this Supplemental Indenture.

         B. The Company, ITC, and IT-Ohio, Inc., an Ohio corporation and a wholly-owned subsidiary of ITC ("Merger Sub"), are parties to an Agreement and Plan of Merger dated as of January 15, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation therein and a wholly-owned subsidiary of ITC (the "Merger").

         C. Immediately prior to the Effective Time, under the terms of the Indenture, each $1,000 in principal amount of Securities was convertible at the then-applicable conversion price into 41.67 shares of Common Stock, par value $.10 per share, of the Company (each, an "OHM Share").

         D. At the Effective Time, each OHM Share issued and outstanding immediately prior to the Effective Time (other than shares owned by Persons who perfected dissenters' rights with respect thereto under applicable law) was converted into the right to receive the Merger Consideration (as defined in the Merger Agreement). The Merger Consideration consisted of a combination of (i)
1.081 shares of common stock, $.01 par value per share, of ITC (each, an "ITC Share") and (ii) $2.58 in cash.

         E. In the Merger, 41.67 OHM Shares would have been converted into the right to receive $107.51 in cash and 45.045 ITC Shares (provided that the holder of such OHM Shares would have received cash in lieu of any fractional ITC Share).

         F. The parties desire to amend the Indenture pursuant to Sections 9.01,
5.01 and 10.15 thereof in order to provide that the holder of any Security may convert it into the kind and amount of securities, cash or other assets which it would have owned immediately after the Effective Time if it had converted the Security to OHM Shares immediately prior to the Effective Time.

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         NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

         For and in consideration of the premises, it is mutually covenanted and agreed, as follows:

                                   Agreements

         Section 1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

         Section 2. Amendment to Section 1.01 of Indenture.

         Section 1.01 of the Indenture is hereby amended by the inclusion, in alphabetical order, of the following additional defined terms:

                  "ITC" means International Technology Corporation, a Delaware corporation.

                  "ITC Common Stock" means the common stock, $.01 par value, of ITC.

                  "ITC Conversion Price" means the ITC Initial Conversion Price, as adjusted pursuant to Article X hereof.

                  "ITC Initial Conversion Price" means $22.20.

                  "OHM Effective Time Conversion Price" means $24.


         Section 3. Amendment and Restatement of Article X of Indenture.
Article X of the Indenture is hereby amended and restated to provide in its entirety as follows:


                                    ARTICLE X
                                   CONVERSION

                  SECTION 10.01 Conversion Privilege. A Holder of a Security may convert it into a combination of ITC Common Stock and cash at any time during the period stated in paragraph 8 of the Securities. The number of shares of ITC Common Stock issuable upon conversion of a Security is determined as follows: (1) divide the principal amount to be converted by the ITC Conversion Price, and (2) round the result to the nearest 1/100th of a share. The amount of cash payable upon conversion of a Security is determined as follows: (1) divide the principal amount to be converted by the OHM Effective Time Conversion Price, (2) multiply the result by $2.58 and (3) round the result to the nearest cent.




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                  The ITC Initial Conversion Price is stated in paragraph 8 of the Securities. The ITC Conversion Price is subject to adjustment.

                  A Holder may convert a portion of a Security if the portion is $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to conversion of all of a Security also apply to conversion of a portion of it.

                  SECTION 10.02 Conversion Procedure. To convert a Security a Holder must satisfy the requirements in paragraph 8 of the Securities. The date on which the Holder satisfies all those requirements is the conversion date. As soon as practical after the conversion date, ITC shall deliver through the Conversion Agent a certificate for the number of full shares of ITC Common Stock issuable upon the conversion and a check in the amount of any cash consideration payable upon the conversion plus the amount payable in respect of any fractional share. The person in whose name the certificate is registered shall be treated as the stockholder of record on and after the conversion date.

                  No payment or adjustment will be made for accrued interest on a converted Security.

                  If a Holder converts more than one Security at the same time, the number of full shares issuable upon the conversion shall be based on the total principal amount of the Securities converted.

                  Upon surrender of a Security that is converted in part, the Trustee shall authenticate for the Holder a new Security equal in principal amount to the unconverted portion of the principal amount of the Security surrendered.

                  If the last day on which a Security may be converted is a Legal Holiday in a place where a Conversion Agent is located, the Security may be surrendered to that Conversion Agent on the next succeeding day that is not a Legal Holiday.

                  SECTION 10.03 Fractional Shares. ITC will not issue a fractional share of ITC Common Stock upon conversion of a Security. Instead, ITC will deliver its check for the amount of any cash consideration payable upon the conversion plus the amount payable in respect of any fractional share (based on the current market value of such fractional share). The current market value of a fraction of a share of ITC Common Stock is determined as follows: Multiply the current market price of a full share of ITC Common Stock by the fraction. Round the result to the nearest cent.

                  The current market price of a share of ITC Common Stock is the Quoted Price of the ITC Common Stock on the last trading day prior to the conversion date. "Quoted Price" is the last reported sale price on the principal national securities exchange on which the ITC Common Stock is listed or, if the ITC Common Stock is not listed on any national securities exchange, the NASDAQ National Market System, or, if the ITC Common Stock is not designated for trading on the NASDAQ National Market System, the average



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         of the closing bid and asked prices as reported on NASDAQ or, if not so reported, as furnished by the National Quotation Bureau Incorporated. In the absence of such a quotation, ITC shall determine the current market price on the basis of such quotations as it considers appropriate.

                  SECTION 10.04 Taxes on Conversion. If a Holder of a Security converts such Security, ITC shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of ITC Common Stock upon the conversion but no other taxes. However, the Holder shall pay any tax which is due because the shares are issued in a name other than the Holder's name.

                  SECTION 10.05 ITC to Provide Stock. ITC shall reserve out of its authorized but unissued ITC Common Stock or its ITC Common Stock held in treasury enough shares of ITC Common Stock to permit the conversion of the Securities.

                  All shares of ITC Common Stock which may be issued upon conversion of the Securities, when issued, shall be fully paid and non-assessable.

                  ITC will endeavor to comply with all securities laws regulating the offer and delivery of shares of ITC Common Stock upon conversion of Securities and will endeavor to list such shares on each national securities exchange on which the ITC Common Stock is listed, if the ITC Common Stock is so listed.

                  SECTION 10.06  Adjustment for Change in Capital Stock. If ITC:

                           (1) pays a dividend or makes a distribution on the
                  ITC Common Stock, in either case payable in shares of ITC Common Stock;

                           (2) subdivides its outstanding shares of ITC Common
                  Stock into a greater number of shares;

                           (3) combines its outstanding shares of ITC Common
                  Stock into a smaller number of shares;

                           (4) makes a distribution on the ITC Common Stock in
                  shares of its capital stock other than ITC Common Stock; or

                           (5) issues by reclassification of the ITC Common
                  Stock any shares of its capital stock;

         then the conversion privilege and the ITC Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of a Security thereafter converted may receive the number of shares of ITC Common Stock which he would have owned immediately following such action if he had converted the Security immediately prior to such action.



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                  The adjustment shall become effective (i) immediately after the record date in the case of a dividend or distribution and (ii) immediately after the effective date in the case of a subdivision, combination or reclassification.

                  If, after an adjustment, a Holder of a Security upon conversion of it may receive shares of two or more classes of capital stock of ITC, ITC shall determine the allocation of the adjusted ITC Conversion Price between the classes of capital stock. After such allocation, the conversion privilege and the ITC Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to the ITC Common Stock in this Article.

                  SECTION 10.07 Adjustment for Rights Issue. If ITC distributes any rights or warrants to all holders of the ITC Common Stock entitling them for a period expiring within 60 days after the record date mentioned below to purchase shares of ITC Common Stock (or securities convertible into ITC Common Stock) at a price per share (or having a conversion price per share) less than the current market price per share on that record date, the ITC Conversion Price shall be adjusted in accordance with the formula:

                                   --       --
                                   |O + N * P|
                                   |---------|
                        C(1) = C * |    M    |
                                   |---------|
                                   |  O + N  |
                                   --       --
                  where

                  C(1) = the adjusted ITC Conversion Price.

                  C = the current ITC Conversion Price.

                  O = the number of shares of ITC Common Stock outstanding on the record date.

                  N = the number of additional shares of ITC Common Stock issuable upon exercise of the rights or warrants or upon conversion of any convertible securities.

                  P = the exercise price per share of ITC Common Stock of rights or warrants or the conversion price of any securities convertible into shares of ITC Common Stock.

                  M = the current market price per share of ITC Common Stock on the record date.

                  The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights or warrants.

                  SECTION 10.08. Adjustment for Other Distributions. If ITC distributes to all holders of the ITC Common Stock any of its assets or debt securities or any rights or





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         warrants to purchase securities of ITC, the ITC Conversion Price shall be adjusted in accordance with the formula:

                               --   --
                               |M - F|
                    C(1) = C * |-----|
                               |  M  |
                               --   --

                  where

                  C(1) = the adjusted ITC Conversion Price.

                  C = the current ITC Conversion Price.

                  M = the current market price per share of ITC Common Stock on the record date mentioned below.

                  F = the fair market value on the record date of the assets, securities, rights or warrants applicable to one share of ITC Common Stock. ITC shall determine the fair market value.

                  The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

                  This Section does not apply to cash dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of ITC. Also, this Section does not apply to rights or warrants referred to in Section 10.07.

                  SECTION 10.09. Current Market Price. In Sections 10.07 and
         10.08 the current market price per share of ITC Common Stock on any date is the average of the Quoted Prices of the ITC Common Stock for 30 consecutive trading days commencing 45 trading days before the date in question. In the absence of one or more such quotations, ITC shall determine the current market price on the basis of such quotations as it considers appropriate.

                  SECTION 10.10 When Adjustment May Be Deferred. No adjustment in the ITC Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the ITC Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

                  All calculations under this Article shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  SECTION 10.11. When No Adjustment Required. No adjustment need be made for a transaction referred to in Section 10.06, 10.07 or 10.08 if Securityholders may participate in the transaction on a basis the Board of Directors of ITC determines to be fair and appropriate in light of the basis on which holders of ITC Common Stock participate in the transaction.




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                  No adjustment need be made for sales of ITC Common Stock
         pursuant to an ITC plan for reinvestment of dividends or interest.

                  No adjustment need be made for a change in the par value or no par value of the ITC Common Stock.

                  To the extent that the Securities become convertible into cash, no adjustment need be made thereafter as to the portion convertible into cash. Interest will not accrue on the cash.

                  SECTION 10.12. Notice of Adjustment. Whenever the ITC Conversion Price is adjusted, ITC shall promptly mail to Securityholders a notice of the adjustment. ITC shall file with the Trustee a certificate from ITC's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate and notice shall be conclusive evidence that the adjustment is correct.

                  SECTION 10.13. Voluntary Reduction. ITC from time to time may reduce the ITC Conversion Price (provided the reduced ITC Conversion Price is not less than the par value of the ITC Common Stock) (1) as it shall determine to be advisable in order that certain distributions which may hereafter be made by ITC with respect to the shares of ITC Common Stock will not be taxable to holders of ITC Common Stock or (2) by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period.

                  Whenever the ITC Conversion Price is reduced, ITC shall mail to Securityholders a notice of the reduction at least 10 days before the date the reduced ITC Conversion Price takes effect. The notice shall state the reduced ITC Conversion Price and the period it will be in effect.

                  A reduction of the ITC Conversion Price does not change or adjust the ITC Conversion Price otherwise in effect for purposes of Sections 10.06 through 10.08.

                  SECTION 10.14.  Notice of Certain Transactions.  If:

                  (1) ITC takes any action that would require an adjustment in the ITC Conversion Price pursuant to Section 10.07, 10.08 or clause (4) or (5) of Section 10.06 and if ITC does not let Securityholders participate pursuant to Section 10.11;

                  (2) ITC takes any action that would require a supplemental indenture pursuant to Section 10.15;

                  (3) there shall be a liquidation or dissolution of ITC or the Company;



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                  ITC shall mail to Securityholders a notice stating the
         proposed record date for such adjustment or distribution or effective date of a reclassification, consolidation, merger, transfer, lease, liquidation or dissolution.

                  ITC shall mail the notice at least 15 days before such date, except if there is a liquidation or dissolution of ITC or the Company, ITC shall mail the notice at least 30 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

                  SECTION 10.15 Reorganization of ITC. ITC shall not consolidate with or merge into any person, if such merger or consolidation reclassifies or changes the outstanding ITC Common Stock, unless the continuing or surviving corporation shall enter into a supplemental indenture by which it is obligated to deliver securities, cash or other assets upon conversion of Securities. If the issuer of securities deliverable upon conversion of Securities is an affiliate of the continuing or surviving corporation, that issuer shall join in the supplemental indenture.

                  The supplemental indenture shall provide that the Holder of a Security may convert it into the kind and amount of securities, cash or other assets which he would have owned immediately after the consolidation or merger if he had converted the Security immediately before the effective date of the transaction. The supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Article. The Company shall mail to Securityholders a notice briefly describing the supplemental indenture.

                  If this Section applies, Section 10.06 does not apply.

                  SECTION 10.16. ITC Determination Final. Any determination that ITC or the Board of Directors of ITC must make pursuant to Section 10.03, 10.06, 10.08, 10.09 or 10.11 is conclusive.

                  SECTION 10.17. Trustee's Disclaimer. The Trustee has no duty to determine when an adjustment under this Article should be made, how it should be made or what it should be. The Trustee has no duty to determine whether any provisions of a supplemental indenture under
         Section 10.15 are correct. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of Securities. The Trustee shall not be responsible for the failure of ITC to comply with this Article. Each Conversion Agent other than ITC and the Company shall have the same protection under this Section as the Trustee.

         Section 4. Section 12.02 of the Indenture is hereby amended and restated to provide in its entirety as follows:



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                  SECTION 12.02 Notices. Any notice or communication by any of the Company, ITC or the Trustee to any of the other parties hereto is duly given if in writing and delivered in person or mailed by first-class mail, postage prepaid, to the address for such party stated in Section 12.10. Each party hereto may by notice to the other parties designate additional or different addresses for subsequent notices or communications.

                  Any notice or communication to a Securityholder shall be mailed by first-class mail postage prepaid, to his address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its efficiency with respect to other Securityholders.

                  If a notice of communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

                  If the Company or ITC mails a notice of communication to Securityholders, it shall mail a copy to the Trustee and each Agent at the same time.

         Section 5. Section 12.10 of the Indenture is hereby amended by adding as the last paragraph thereof the following.

                  If to ITC:

                  International Technology Corporation
                  2790 Mosside Boulevard
                  Monroeville, Pennsylvania  15146-2792
                  Attention: Chief Financial Officer

         Section 6. Paragraph 8 of each Security is hereby amended to provide in its entirety as follows.

                  8. CONVERSION. A holder of a Security may convert it into Common Stock of International Technology Corporation ("ITC") at any time before the close of business on October 1, 2006. If the Security is called for redemption, the Securityholder may convert it at any time before the close of business on the redemption date. The initial conversion price is $22.20 per share (the "ITC Initial Conversion Price"), subject to adjustment in certain events. To determine the number of shares of Common Stock of ITC issuable upon conversion of a Security, divide the principal amount converted by the conversion price in effect on the conversion date, rounding the result to the nearest 1/100 of a share. In addition to the above, there shall be a cash payment payable upon the conversion of each Security. The amount of cash payable upon conversion of a Security is determined as follows:
         (1) divide the principal amount to be converted by $24.00, (2) multiply the result by $2.58 and (3) round the result to the nearest cent. On conversion no payment or adjustment for accrued interest will be made. ITC will deliver to the Securityholder a check for the combined value of the cash payable upon conversion described above and any amounts payable with respect to any fractional share.

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                  To convert a Security a holder must (1) complete and sign the conversion notice on the back of the Security, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, (4) pay any transfer or similar tax if required and (5) in case such surrender shall be made during the period between the close of business on any regular record date and the opening of business on the next succeeding Interest Payment Date, also provide payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of the Security being converted (except in the case of Securities which have been called for redemption on a redemption date within such period). A Securityholder may convert a portion of a Security if the portion is $1000 or a whole multiple of $1000.

                  The conversion price will be adjusted for dividends or distributions on Common Stock of ITC payable in Common Stock of ITC; subdivisions, combinations or certain reclassifications of Common Stock of ITC; distributions to all holders of Common Stock of ITC of certain rights to purchase Common Stock of ITC at less than the current market price at the time; and distributions to such holders of assets or debt securities of ITC or certain rights to purchase securities of ITC (excluding cash dividends or distributions from current or retained earnings). However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. ITC from time to time may voluntarily reduce the conversion price in certain circumstances.

                  If ITC is a party to a consolidation or merger in which a person other than ITC is the continuing or surviving corporation, the right to convert a Security into Common Stock of ITC may be changed into a right to convert it into securities, cash or other assets of such other person.

         Section 7. Guaranty.

         (a) ITC hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company now or hereafter existing under the Indenture, or under or with respect to the Securities, whether for principal, interest, fees, expenses or otherwise (such obligations being the "Guaranteed Obligations"). Without limiting the generality of the foregoing, ITC's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Company to any Holder under the Indenture but for the fact that they are not then enforceable due to the existence of, or are not allowed claims in any, bankruptcy, reorganization or similar proceeding.

         (b) ITC shall be entitled to be reimbursed by the Company for, and shall be subrogated to all rights of the Securityholders against the Company in respect of, any amounts paid by ITC pursuant to the provisions of this Section 7.

         (c) ITC hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a




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proceeding first against the Company, protest, notice and all demands whatsoever with respect to the Guaranteed Obligations. ITC also hereby waives all defenses to its obligations as guarantor hereunder, whether arising at law or in equity, and agrees that its obligations pursuant to this Section 7 shall not be discharged except by complete performance of the Guaranteed Obligations.

         Section 8. Subordination of Guaranty.

         (a) Agreement to Subordinate. The obligations of ITC arising under its guaranty set forth in Section 7 hereof are subordinated in right of payment, to the extent and in the manner provided in this Section, to the prior payment in full of all Guarantor Senior Debt, and the subordination is for the benefit of the holders from time to time of Guarantor Senior Debt. This Section shall constitute a continuing offer to all persons or entities who, in reliance upon such provisions, become holders of, or continue to hold, Guarantor Senior Debt, and such holders or any of them may enforce such provisions.

         (b) Liquidation, Dissolution, Bankruptcy. Upon any distribution to creditors of the ITC in a liquidation, dissolution or winding up of ITC (whether voluntary or otherwise) or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to ITC or its property:

                  (1) holders of Guarantor Senior Debt shall be entitled to receive payment in full in cash of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment of the Guarantor Senior Debt before Securityholders shall be entitled to receive any payment with respect to the Guaranteed Obligations from ITC, including, without limitation, any payment in respect of principal of and premium, if any, or interest on the Guaranteed Obligations; and

                  (2) until the Guarantor Senior Debt is paid in full in cash, any distribution from ITC to which Securityholders would be entitled but for this Section shall be made to holders of Guarantor Senior Debt or their representative pro rata in accordance with the amounts thereof for application to the payment of the Guarantor Senior Debt, except that Securityholders may receive securities that are subordinated to Guarantor Senior Debt to at least the same extent as the Guaranteed Obligations.

         A distribution may consist of cash, securities or other property, obtained by payment, conversion, redemption, set off or otherwise. ITC shall provide prompt written notice to the Trustee of any distribution pursuant to this Section 8(b).

         (c) Default on Guarantor Senior Debt. ITC may not pay (and the Securityholder shall not be entitled to receive from ITC) principal or interest with respect to the Guaranteed Obligations and may not acquire any Guaranteed Obligations for cash or property other than capital stock of ITC if either immediately prior to such payment or as a result thereof:

                  (1) a default on Guarantor Senior Debt occurs and is continuing that permits holders of Guarantor Senior Debt to accelerate its maturity, and




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                  (2) in the case of a default other than a payment default, either (a) the default is the subject of judicial proceedings, (b) ITC receives a notice of the default from a person who may give it pursuant to Section 8(m) hereof or (c) ITC otherwise has actual knowledge of the default.

         ITC may resume payments with respect to the Guaranteed Obligations and may acquire them when the default is cured or waived in writing by the requisite holders of the Guarantor Senior Debt or their representative in accordance with such debt instruments if this Section otherwise permits the payment or acquisition at that time.

         Upon the maturity of the principal of any Guarantor Senior Debt by lapse of time, acceleration or otherwise (unless such maturity has been extended, or such acceleration has been rescinded or revoked), all principal thereof and interest thereon first shall be paid by ITC in full in cash before any payment is made on account of the principal of or premium, if any, or interest on the Guaranteed Obligations (except mandatory redemption payments made in respect of Securities for which a notice of redemption shall have been mailed before the maturity of such Guarantor Senior Debt, unless such payments are otherwise prohibited by this Article).

         (d) Acceleration of Guaranteed Obligations. If payment of the Guaranteed Obligations is accelerated because of an Event of Default, ITC shall promptly notify holders of Guarantor Senior Debt of the acceleration. In this event, ITC shall pay in full in cash all of the principal of and interest on the Guarantor Senior Debt before any payment is made on account of the principal of or premium, if any, or interest on the Guaranteed Obligations, unless payments in respect of the Guaranteed Obligations are otherwise permitted by this Section.

         (e) When Distribution Must Be Paid Over. If a distribution is made to Securityholders that because of this Section should not have been made to them, the Securityholders who receive the distribution shall hold it in trust for holders of Guarantor Senior Debt and pay it over to them or their representative pro rata in accordance with the amounts thereof for application to the payment of Guarantor Senior Debt.

         (f) Notice by ITC. ITC shall promptly notify the Trustee and the Paying Agent of any facts known to ITC that would cause a payment of principal or interest with respect to the Guaranteed Obligations to violate this Section.

         (g) Subrogation. After all Guarantor Senior Debt is paid in full and until the Guaranteed Obligations are paid in full, Securityholders shall be subrogated to the rights of holders of Guarantor Senior Debt to receive distributions applicable to Guarantor Senior Debt to the extent that distributions otherwise payable to the Securityholders have been applied to Guarantor Senior Debt. A distribution made under this Section to holders of Guarantor Senior Debt which otherwise would have been made to Securityholders is not, as between ITC and Securityholders, a payment by the Company on Guarantor Senior Debt.

         (h) Relative Rights. This Section defines the relative rights of Securityholders and holders of Guarantor Senior Debt. Nothing in this Supplemental Indenture or the Indenture shall:

                  (1) impair, as between ITC and Securityholders, the obligations of ITC pursuant to Section 6 hereof;

                  (2) affect the relative rights of Securityholders and creditors of ITC other than holders of Guarantor Senior Debt; or

                  (3) prevent the Trustee or any Securityholder from exercising its available remedies upon a Default, subject to the rights of holders of Guarantor Senior Debt to receive distributions otherwise to Securityholders.

         If ITC fails because of this Section to discharge its obligations under
Section 7, the failure is still a default of ITC pursuant hereto.

         Upon any distribution of assets of ITC referred to in this Section 8, the Trustee, subject to the provisions of Sections 7.01 and 7.02 of the Indenture, and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Guarantor Senior Debt of ITC and other Guarantor Debt of ITC, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

         (i) Subordination May Not Be Impaired by ITC. No right of any holder of Guarantor Senior Debt to enforce the subordination of the Guaranteed Obligations shall be impaired by any act or failure to act by ITC or by its failure to comply with this Supplemental Indenture or the Indenture.

         (j) Whenever a distribution is to be made or a notice given to holders of Guarantor Senior Debt pursuant to the terms of this Section, the distribution may be made and the notice given to their Representative.

         (k) Rights of Trustee and Paying Agent. The Trustee in its individual or any other capacity may hold Guarantor Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

         (l) Securityholders Authorize Trustee to Effectuate Subordination of Guaranteed Obligations. Each Securityholder by accepting a Security authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate as between the holders of Guarantor Senior Debt and the Securityholders the subordination provided in this Section and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of ITC (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of ITC, the immediate filing of a claim for the unpaid balance of its or his Securities in the form required in said proceedings and the causing of said claim to be approved. If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claims, then the holders of Guarantor Senior Debt are hereby authorized to have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Holders of said Securities.

         (m) Trustee Not Charged With Knowledge. Notwithstanding any of the provisions of this Section 8 or any other provision in this Supplemental Indenture or the Indenture, neither the Trustee nor any Paying Agent shall at any time be charged with knowledge of the existence of any facts which would prohibit the asking of any payment to or by the Trustee or such Paying Agent or the taking of any other action under this Section 8 by the Trustee or such Paying Agent unless and until such Paying Agent or a Trust Officer of the Trustee shall have received written notice thereof from a Representative or a holder of Guarantor Senior Debt of ITC; nor shall the Trustee or any Paying Agent be charged with knowledge of the curing or waiving of any default or event of default or that any fact or condition preventing any payment in respect of the Guaranteed Obligations shall have ceased to exist unless and until a Trust Officer of the Trustee shall have received an Officers' Certificate to such effect.

         Prior to the receipt of any such written notice, the Trustee and any Paying Agent, subject to the provisions of Section 7.01 of the Indenture, shall be entitled in all respect to assume that no such facts exist; provided, that if on a date not less than two business days prior to the date upon which it is determined hereunder that any such monies may become payable for any purpose (including, without limitation, that payment of the principal of or interest on any Securities), the Trustee and/or any Paying Agent shall not have received with respect to such moneys the notice provided for in this Section, then notwithstanding anything contained in this Supplemental Indenture or the Indenture to the contrary, the Trustee and any Paying Agent have full power and authority to receive moneys and to apply the same to the purpose of which they were received, and shall not be affected by any notice to the contrary which may be received by them on or after such prior date.

         The Trustee or any Paying Agent shall be entitled to reply on the delivery to it of a written notice by a person representing himself, herself or itself to be a holder of Guarantor Senior Debt of ITC or a Representative therefor.

         (n) No Fiduciary Duty Created to Holders of Guarantor Senior Debt of ITC. With respect to the holders of Guarantor Senior Debt of ITC, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Section 8, and no implied covenants or obligations with respect to the holders of Guarantor Senior Debt of ITC shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Guarantor Senior Debt of ITC and, subject to the provisions of Section 7.01, the Trustee shall not be liable to any holder of Guarantor Senior Debt of ITC if it shall mistakenly pay over or deliver to holders of Securities, ITC or any other person, monies or assets to which any holder of Guarantor Senior Debt of ITC shall be entitled by virtue of this Section 8 or otherwise.

         (o) Certain Definitions.

                  "Guarantor Debt" means any indebtedness of ITC outstanding on the date hereof or hereafter created, incurred or assumed for borrowed money or any guarantee of any indebtedness for borrowed money by ITC or which is in effect guaranteed by ITC through an agreement to purchase such indebtedness, through an agreement to make payments to the lender in order to pay such indebtedness or through a similar arrangement or any contingent or matured obligations of ITC in respect of letters of credit, including, without limitation, any obligation to reimburse the payor for payments made under a letter of credit or to deposit or pay an amount to a payor equal to all or part of payments to be made under a letter of credit.

                  "Guarantor Senior Indebtedness" means the principal of and premium, if any and interest on, and any other payment due pursuant to the terms of instruments or agreements, creating, securing or evidencing Guarantor Debt of ITC outstanding on the date of this Indenture or Guarantor Debt thereafter created, incurred or assumed by ITC and all renewals, replacements, rearrangements, extensions, increases and refundings of any of the foregoing (i) which is payable to banks or other traditional long-term institutional lenders, such as insurance companies and pension funds, unless it is expressly provided in the instrument creating or evidencing such Guarantor Debt, that such Guarantor Debt is not senior in right of payment to the Securities and
         (ii) any other Guarantor Debt which is expressly agreed by ITC and the holders of such Guarantor Debt to be Senior Indebtedness; provided, however, that Senior Indebtedness shall not include any indebtedness issued by ITC which is convertible into any equity securities of ITC.

                  "Representative" means, for purposes only of this Section 8, the indenture trustee or other trustee, agent or representative for an issue of Guarantor Senior Indebtedness. ITC shall, upon request of the Trustee, provide to the Trustee an Officer's Certificate setting forth the name and address of each Representative of all outstanding Guarantor Senior Indebtedness of ITC.

         (p) Notwithstanding any other provision of this Section 8, no provision of this Section 8 shall be deemed to (i) impair , restrict, limit or affect the obligations of the Company under the Indenture or (ii) impair, restrict, limit or affect the rights of the Securityholders with respect to the obligations of the Company under the Indenture (including without limitation any rights of the Securityholders to exercise remedies upon a default by the Company under the Indenture).

         Section 9. Effective Date of this Supplemental Indenture. This Supplemental Indenture shall be effective as of the date first written above.

         Section 10. Indenture Ratified. Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

         Section 11. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 12. Supplemental Indenture is an Amendment to Indenture. This Supplemental Indenture is an amendment to the Indenture, and the Indenture and this Supplemental Indenture shall be read together from and after the effectiveness of this Supplemental Indenture.

         Section 13. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.


                     [Remainder of Page Intentionally Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

                                      OHM CORPORATION


                                      By:_________________________________
                                      Name:
                                      Title:


                                      INTERNATIONAL TECHNOLOGY CORPORATION


                                      By:_________________________________
                                      Name:
                                      Title:

                                      UNITED STATES TRUST COMPANY OF NEW
                                      YORK, as Trustee


                                      By:_________________________________
                                      Name:
                                      Title: